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                                    RESOLUTION OF
                              THE BOARD OF DIRECTORS OF
                      INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                      ------------------------------------------
                                a Delaware corporation

                               (ADOPTED MARCH 17, 1996)




         RESOLVED, that the first full sentence of Article III, Section 2(a), of the Bylaws of this corporation be, and it hereby is, amended to read in full as follows:

              "The Board of Directors shall consist of four (4) members."

         RESOLVED FURTHER, that the foregoing amendment to the Bylaws is approved and adopted; and

         RESOLVED FURTHER, that pursuant to Article III, Section 2, of the Bylaws of this corporation, Thomas F. Kelley be, and he hereby is, elected as a Class 3 director of this corporation to fill the vacancy on the Board created by the foregoing increase in the number of directors, to serve in such capacity until the next annual meeting of stockholders and until his respective successor has been duly elected and qualified or until his earlier resignation or removal.


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